                                            REGISTRATION STATEMENT NO. 333-34075


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       UNITED STATES SURGICAL CORPORATION

             (Exact name of registrant as specified in its chapter)
                            ------------------------

               DELAWARE                               13-2518270
     (State or Other Jurisdiction                  (I.R.S. Employer
  of Incorporation or Organization)              Identification No.)

                            ------------------------

                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                                 (203) 845-1000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                THOMAS R. BREMER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       UNITED STATES SURGICAL CORPORATION
                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                                 (203) 845-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. /X/


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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

PROSPECTUS



                       UNITED STATES SURGICAL CORPORATION
                        2,270,341 SHARES OF COMMON STOCK

                               ------------------


    This prospectus relates to 2,270,341 shares of Common Stock, par value $.10 per share (the "Common Stock"), of United States Surgical Corporation, a Delaware Corporation ("USSC" or the "Company"), which may be offered by the persons listed under the heading "Selling Stockholders". The Common Stock has been acquired by the Selling Stockholders as consideration in connection with an acquisition of their interests in a privately held company (the "Transaction"). The Common Stock may be offered for sale by the Selling Stockholders from time to time in ordinary brokerage transactions on the New York Stock Exchange, Inc. (the "New York Stock Exchange") at market prices prevailing at the time of the sale or in one or more negotiated transactions at prices acceptable to the respective Selling Stockholders. In addition, the Common Stock may be sold through or to brokers in the over-the counter market, and such brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock offered hereby for whom such brokers may act as agent or to whom they may sell as principals or both (which compensation as to a particular broker might be in excess of customary commissions). See "Plan of Distribution."


    The Common Stock is listed on the New York Stock Exchange. On March 17, 1998, the last sale price of USSC Common Stock as reported on the New York Stock Exchange was $34 3/8 per share.



    SEE DISCUSSION AS TO RISK FACTORS ON PAGE 4 OF THIS PROSPECTUS.


    The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the shares of Common Stock offered hereunder and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION

            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained herein in connection with the offering contained in this Prospectus and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offering by the Selling Stockholders of any securities other than those to which it relates or in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof.
                            ------------------------


                 The date of this Prospectus is March 18, 1998.

                             AVAILABLE INFORMATION


    USSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of USSC and any material interest of such persons in transactions with USSC, is distributed to stockholders of USSC, and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at prescribed rates, at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Such reports, proxy statements and other information concerning USSC also may be inspected at the offices of the New York Stock Exchange, Inc., on which the Company's Common Stock is listed.


    This Prospectus, which constitutes part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents that have been filed by the Company with the Commission (located in SEC File No. 1-9776) are hereby incorporated by reference in this Prospectus and made a part hereof:


        (i) Annual Report on Form 10-K for the year ended December 31, 1997;



        (ii) Current Report on Form 8-K dated February 11, 1998, as amended; and



       (iii) The description of the Company's Common Stock contained in the Form 8-B Registration Statement declared effective by the Commission on August 3, 1990.


    In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to (a) the filing of a post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters all Common Stock then remaining unsold, or (b) the termination of the offering of the Common Stock, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, at the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Pamela Komenda, Corporate Secretary, United States Surgical Corporation, 150 Glover Avenue, Norwalk, Connecticut 06856, telephone (203) 845-1290.

    Statements in this Prospectus which are not historical may be forward looking, involving risks and uncertainties, and may or may not be realized by the Company. The Company undertakes no duty to update any such forward looking statements. Many factors could cause actual results to differ from these forward looking statements, including loss of market share through competition, introduction of competing products by other firms, pressure on prices from competition or purchasers of the Company's products, regulatory obstacles to introduction of new products which are important to the Company's growth, lack of acceptance of new products by the health care market, slow rates of conversion by surgeons to procedures which utilize the Company's products, changes in distribution of the Company's products, consolidation in the health care market, and interest rate and foreign exchange fluctuations.

                            ------------------------


    Trademarks of the Company appear herein in italicized capital letters.

                                  RISK FACTORS


    PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SHARES OF COMMON STOCK OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION APPEARING HEREIN OR INCORPORATED BY REFERENCE HEREIN, IN LIGHT OF THEIR PARTICULAR INVESTMENT OBJECTIVES AND FINANCIAL CIRCUMSTANCES. EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THE TERMS "USSC" AND THE "COMPANY" AS USED HEREIN INCLUDE THE COMPANY'S SUBSIDIARIES AND DIVISIONS.


COMPETITION


    There is intense competition in the markets in which the Company engages in business. Many major companies that compete with the Company, such as Ethicon, Inc. ("Ethicon"), a Johnson & Johnson subsidiary, and Sherwood-Davis & Geck (a unit of Tyco International) have a wider range of other medical products than the Company and dominate much of the markets for these other products. Ethicon markets, in addition to sutures and other wound closure products, disposable skin staplers, clip appliers, and internal staplers. Sherwood-Davis & Geck markets disposable skin staplers, clip appliers and suture materials. The Company believes that these major companies will continue their efforts to develop and market competitive devices.



    The market for products for minimally invasive surgery is highly competitive. Ethicon, through a division known as Ethicon Endo-Surgery, markets a line of endoscopic instruments which directly competes with the Company's products and is its principal competitor in the minimally invasive surgery market. The Company believes that Ethicon devotes considerable resources to research and development and sales efforts in this field. Numerous other companies manufacture and distribute disposable endoscopic instruments. In addition, manufacturers of reusable trocars and other reusable endoscopic instruments, including Richard Wolf Medical Instruments Corp. (a subsidiary of Richard Wolf, GmbH) and Karl Storz Endoscopy-American Inc. (a subsidiary of Karl Storz, GmbH), compete directly with the Company.



    Industry studies show Ethicon currently has in excess of 70% of the domestic suture market. The Company expects that, because the size of the total suture market is relatively stable, any increase in the Company's market share in this area would have to be earned at the expense of the other current market participants.



    There is intense competition in sales of products for use in spinal, vascular, cardiovascular, interventional cardiology, breast biopsy, urologic, orthopedic and oncological procedures. A broad range of companies presently offer products or are developing products for use in such procedures. Many of such companies have significantly greater capital than the Company and are expected to devote substantial resources to development of newer technologies which would be competitive with products which the Company may offer. There are also a number of smaller companies which offer such products which present additional competition. Competitors which are developing or offering products in spine procedures include Spine-Tech, Inc. (recently acquired by Sulzer Medica) and Sofamor Danek Group, Inc. Principal competitors which are developing or offering cardiovascular, vascular and interventional cardiology products include Johnson & Johnson's Ethicon and Cordis subsidiaries, Boston Scientific Corporation, Medtronic, Inc., Guidant Corporation, C.R. Bard, Inc., Heartport, Inc. and CardioThoracic Systems, Inc. Ethicon, through its acquisition of Biopsys Medical, Inc. and its alliance with Fischer Imaging Corporation, offers products which compete directly with the Company's ABBI System.



    The market for the electrosurgical and ultrasound surgical products being offered by the Company's recently-acquired Valleylab subsidiary is highly competitive. Competitive pricing pressure and the introduction of new products by competitors could have an adverse effect on Valleylab's revenues and profitability. Competitors of Valleylab products include Minnesota Mining and Manufacturing Company, CONMED Corporation and Erbe Electromedizin GmbH.

    The Company's principal methods of competing are the development of innovative products, the performance and breadth of its products, its technically trained sales force, educational services, including sponsorship of training programs in advanced laparoscopic techniques and, more recently, assisting hospital management with cost containment and marketing programs. Some of the Company's major competitors have greater financial resources than the Company. Some of its competitors, particularly Ethicon, have engaged in substantial price discounting and other significant efforts to gain market share, including bundled contracts for a wide variety of healthcare products with group purchasing organizations. In the current health care environment, cost containment has become the predominant factor in purchasing decisions by hospitals. As a result, the Company's traditional reliance on the quality of its products for marketing purposes has been adversely affected. Due to the considerable competition in the industry, no assurance can be given as to the Company's competitive position. The impact of competition will likely have a continuing effect on sales volumes and on prices charged by the Company.


HEALTH CARE MARKET


    The health care industry continues to undergo change, led primarily by market forces which are demanding greater efficiencies and reduced costs. Government proposed health care mandates in the United States have not occurred, and it is unclear whether, and to what extent, any government mandate will affect the domestic health care market. Industry-led changes are expected to continue irrespective of any governmental efforts toward health care reform. The scope and timing of any further government sponsored proposals for health care reform are presently unclear.



    The primary trend in the industry is toward consolidation and cost containment. Payors have been able to exercise greater influence through managed treatment and hospitalization patterns, including a shift from reimbursement on a cost basis to per capita limits for patient treatment. Hospitals have been severely impacted by the resulting cost restraints. The increasing use of managed care, centralized purchasing decisions through group purchasing organizations, consolidations among hospitals and hospital groups, and integration of health care providers are continuing to affect purchasing patterns in the health care system. Purchasing decisions are often shared by a coalition of surgeons, nursing staff, and hospital administrators, with purchasing decisions taking into account whether a product reduces the cost of treatment and/or attracts additional patients to a hospital. All of these factors have contributed to reductions in prices for the Company's products, to a reduction in the volume of hospital purchasing and, in the near term, slower acceptance of more advanced surgical procedures in which the Company's products are used, given hospital and surgeon concerns as to the costs of training and reimbursement by payors. While the Company has implemented programs to assist hospitals in cost containment through more efficient surgical practices and application of minimally invasive surgery, there can be no assurance that the Company will not continue to be adversely affected by these matters.



    Internationally, several factors have slowed the pace of conversion from traditional to minimally invasive procedures or acceptance of surgical techniques that utilize the Company's products. The socialization of health care in many developed, international countries results in surgeons and patients having less influence on the type of care the patients receive. Cost containment efforts by governments often slow down the process of obtaining reimbursement for procedures that are performed with the Company's products. The Company expects these factors to continue to impact growth in foreign countries. In addition, the Company is experiencing pricing pressures from competition and from cost containment efforts by health care payors in many foreign countries.



    There can be no assurance as to the impact of cost containment on the Company's future operations.



DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS; PATENT LITIGATION



    The Company owns numerous United States and foreign patents and has numerous patent applications pending. The Company also has license rights to certain patents held by third parties. The Company is currently subject to claims of, and legal actions alleging, infringement by the Company of the patent rights of others. An adverse outcome with respect to one or more of these claims or actions or any future claims or actions could have a material adverse effect on the Company. For a description of these legal actions, see Item 3 (Legal Proceedings) of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. In addition, there can be no assurance that pending patent applications will result in issued patents, that patents issued or licensed by the Company will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect the Company's technology or provide the Company with any competitive advantage. Third parties could also obtain patents that may require licensing for the conduct of the Company's business.



STRINGENT GOVERNMENT REGULATION



    The Company's products are subject to extensive regulation by the Federal Food and Drug Administration ("FDA") and, in many instances, by comparable agencies in the foreign countries in which these products are manufactured or distributed. In particular, the Company must obtain specific clearance from the FDA before it can market products in the United States. The process of obtaining such clearances can be time consuming and expensive, and there can be no assurance that all clearances sought by the Company will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of the Company's products. In the past, the Company's stapling and endoscopic products have been cleared by the FDA under the most expedited form of pre-market review or have not required FDA approval. Many of the Company's new products under development, however, may be subject to a more complex and time consuming regulatory process. Many of these future products may require lengthy human clinical trials and the Pre-Market Approval of the FDA relating to Class III Medical Devices. Current FDA enforcement policy prohibits the promotion or labeling of approved products for unapproved uses. The Company is also required to adhere to the manufacturing, testing, control, labeling, documentation and product surveillance requirements of the FDA. These regulations may have a material impact on the Company's business. Laws regulating surgical products are also in effect in many of the foreign countries where the Company does business. The Company is now subject to uniform regulations for European Economic Area nations which took effect on January 1, 1995 and which subject the Company to a single regulatory scheme for all participating countries. Although the Company has taken steps designed to comply with these new, more rigorous regulations, including obtaining ISO 9000 certifications of its operations, there is no assurance that these regulations will not have a material adverse effect on the Company. Federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. If the FDA believes that a company is not in compliance with applicable regulations, it can institute proceedings to detain or seize products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees and can recommend criminal prosecution to the Department of Justice. Other regulatory agencies may have similar powers. In addition, product approvals could be withdrawn due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. In addition, any adverse regulatory action, depending on its magnitude, may have a material adverse effect on the Company.



EFFECT OF ACQUISITIONS AND ALLIANCES



    The Company has implemented a strategy to expand its product lines beyond general surgery through a program of acquisitions and alliances in a number of surgical specialties where the Company believes market conditions and product innovation offer substantial growth opportunities. Although the Company believes that these areas of surgical practice offer significant opportunities for revenue growth and profitability, considerable risks may be involved and there can be no assurance that favorable results will be achieved. In January 1998, the Company acquired the Valleylab division of Pfizer Inc. ("Valleylab"), the Company's largest acquisition to date. The Company's future success is partially dependent upon its ability effectively to integrate acquired businesses with the Company's operations. In addition, the financial performance of the Company is now and will continue to be subject to various risks associated with the acquisition of businesses, including the financial effects associated with the integration of such businesses. There can be no assurance that past or future acquisitions will be successfully integrated or that any such acquisition will otherwise be successful. As part of its strategy of expanding its product lines through a program of acquisitions and alliances, the Company regularly engages in discussions with potential acquisition candidates. Such acquisitions could be material in relation to the acquisitions previously completed by the Company (including in relation to the Valleylab acquisition). There can be no assurance that any such acquisitions will be consummated.



RISKS RELATING TO INTERNATIONAL OPERATIONS



    International sales represented approximately 47% of the Company's net sales in 1997. As a result of its international operations, the Company is subject to risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates, imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, trade barriers, political risks, including political instability, hyperinflation in certain foreign countries and imposition or increase of investment and other restrictions by foreign governments. There can be no assurance that such risks will not have a material adverse effect on the Company's business and operating results. For a discussion of certain factors impacting the Company's growth internationally, see "--Health Care Market."



POSSIBLE OBSOLESCENCE FROM TECHNOLOGICAL CHANGE AND NEED TO DEVELOP NEW PRODUCTS



    The surgical products market is characterized by rapid product development and technological change. The present or future products of the Company could be rendered obsolete or uneconomical by technological advances by one or more of the Company's current or future competitors. The Company's future success will depend upon its ability to develop or acquire new products and technology to remain competitive with other developers of surgical products. The Company's business strategy emphasizes the continued development or acquisition and commercialization of new products and the enhancement of existing products. There can be no assurance that the Company will be able to continue to successfully develop or acquire new products and to enhance existing products, to manufacture these products in a commercially viable manner, to obtain required regulatory approvals or to gain satisfactory market acceptance for such products.



POTENTIAL PRODUCT LIABILITY



    The Company's business exposes it to potential product liability risks which are inherent in the design, manufacture and marketing of surgical products. Manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to products manufactured or sold by the Company could result in an unsafe condition or injury to, or death of, the patient. The occurrence of such a problem could result in product liability claims and/or a recall of, or safety alert relating to, one or more of the Company's products. For example, Surgical Dynamics, Inc. ("Surgical Dynamics"), a subsidiary of the Company, offers spinal products, some of which are designed to be permanently implanted in the human body. There has been substantial litigation in the spinal implant industry in recent years and the Company faces the business risk of financial exposure to product liability claims with respect to such products. There can be no assurance that the Company's current product liability insurance will be adequate or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on the Company's business and reputation and on its ability to attract and retain customers for its products.

                                BUSINESS OF USSC


OVERVIEW



    The Company is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical products to hospitals throughout the world. The Company specializes in technologies that improve patient care and lower health care costs. The Company develops, manufactures and markets surgical staplers, laparoscopic products and sutures and products in numerous surgical specialties, including spine surgery; vascular and cardiovascular surgery and interventional cardiology; urology; and breastcare. The Company has also recently completed the acquisition of Valleylab, the world's leading manufacturer and marketer of electrosurgical and ultrasound surgical products. The Company currently operates domestically and internationally through subsidiaries, divisions and distributors.



    To respond to business conditions in the health care market, including cost containment initiatives by health care providers and payors, the Company has expanded its marketing efforts to meet the needs of hospital management through cost effective pricing programs, by assisting hospitals in implementing more efficient surgical practices and by demonstrating the favorable economics associated with the use of the Company's products. The Company has also implemented a strategy to expand its product lines beyond general surgery through a program of acquisitions and alliances in a number of surgical specialties where the Company believes market conditions and product innovation offer substantial growth opportunities, including the following acquisitions:
Surgical Dynamics and the Smith & Nephew spinal products business (spine surgery); Progressive Angioplasty Systems and a controlling interest in Medolas (vascular and cardiovascular surgery and interventional cardiology); the strategic alliance with Trex Medical and the acquisition of NeoVision (breastcare); and the acquisition of Valleylab. In addition, the Company continues to expand its product and technology base in its established businesses through investment in internal research and development and acquisition of new technologically advanced products that provide better patient care and an effective means of reducing hospital costs.



    The Company's principal executive offices are located at 150 Glover Avenue, Norwalk, Connecticut 06856; telephone (203) 845-1000.



WOUND CLOSURE PRODUCTS



    AUTO SUTURE STAPLING PRODUCTS, CLIP APPLIERS, PRODUCTS FOR MINIMALLY
     INVASIVE SURGERY AND SUTURE PRODUCTS



    The Company is a leading multinational developer, manufacturer and marketer of innovative surgical wound closure products. In this category, principal products consist of a series of surgical stapling instruments (both single use and reusable), and single use loading units ("DLUs") for use with stapling instruments and single use surgical clip appliers. The instruments are an alternative to manual suturing techniques utilizing needle/suture combinations which enable surgeons to reduce blood loss, tissue trauma and operating time while joining internal tissue, reconstructing or sealing off organs, removing diseased tissue, occluding blood vessels and closing skin, either with titanium, stainless steel, or proprietary absorbable copolymer staples or with titanium, stainless steel, or proprietary absorbable copolymer clips. Surgical stapling also makes possible several surgical procedures which cannot be achieved with surgical needles and suturing materials.



    The Company is a leading manufacturer and marketer of specialized wound management products designed for use in the field of minimally invasive surgery. This surgical technique (also referred to as laparoscopic or endoscopic surgery) requires incisions of up to one half inch in diameter through which various procedures are performed using laparoscopic instruments and optical devices, known as laparoscopes or endoscopes, for viewing inside the body cavity. Laparoscopy generally provides patients with significant reductions in post-operative hospital stay, pain, recuperative time and hospital costs, with improved cosmetic results, and with the ability to return to work and normal life in a shorter time frame. The Company has developed and markets single use surgical clip appliers and stapling instruments in a variety of sizes and configurations designed for laparoscopic uses. The Company's products in this area also include trocars, which provide entry ports to the body in laparoscopic surgery, and a line of instruments which allows the surgeon to see, cut, cauterize, clamp, retract, suction, irrigate or otherwise manipulate tissue during a laparoscopic procedure. The Company also designs and markets laparoscopes. Applications for minimally invasive surgery currently include cholecystectomy (gall bladder removal), hysterectomy, hernia repair, bladder suspension for urinary stress incontinence, anti-reflux procedures for correction of heartburn, and various forms of bowel, stomach, gynecologic, urologic, pediatric and thoracic (chest) surgery. The Company believes that laparoscopy can also be used effectively in many other surgical procedures.



    Sutures comprise a major portion of the wound closure market. Since most surgical procedures which use staples also require manual suturing, the Company considers sutures to be a natural complement to its stapling instrumentation. The Company is continuing its expansion into this mature global market. The Company offers a complete suture product line, including both absorbable products and non-absorbable suture products.



SPINE SURGERY PRODUCTS



    The Company, through its subsidiary Surgical Dynamics, is a leading developer and manufacturer of spinal cages and other instrumentation for spine surgery and instruments for arthroscopic procedures. During the latter part of 1997, Surgical Dynamics acquired Smith & Nephew's spinal product business, including spinal instrumentation systems for cervical, thoracic and lumbar procedures, and instruments for minimally invasive spinal surgery. The acquisition enables Surgical Dynamics to offer spine surgeons a broader range of products, including rigid spinal fixation systems.



VASCULAR THERAPIES



    PRODUCTS FOR VASCULAR AND CARDIOVASCULAR SURGERY AND INTERVENTIONAL
     CARDIOLOGY



    During the latter part of 1997, the Company established Vascular Therapies, a new division to develop and market the Company's products for vascular and cardiovascular surgery and interventional cardiology. These products include:
(i) specialized instrumentation for use in vascular procedures, including the Company's VCS vascular clip applier (a device which permits arteriotomies, venotomies, and vascular anastomoses without penetration of the inner wall of the vessel); (ii) the Company's ONE-SHOT instrument for joining small vessels, including coronary arteries; (iii) the Company's MINI HARVEST system products, which permit minimally invasive harvesting of the saphenous vein from a patient's leg in connection with cardiovascular surgery; and (iv) the Company's MINI-CABG line of instruments, which allows surgeons to operate on a beating heart through a 3- to 4-inch incision between the ribs instead of the 12-inch incision associated with traditional approaches and permits reduced operating time, recuperating time and costs, and reduced risks associated with current practices.



    During the latter part of 1997, the Company acquired Progressive Angioplasty Systems, Inc., a developer and marketer of a line of coronary stents and balloon angioplasty catheters. In addition, the Company is continuing development of intravascular radiation therapy, a new technology to reduce restenosis in patients following balloon angioplasty and stenting procedures and the development of products for transmyocardial revascularization and percutaneous transmyocardial revascularization (frequently known as TMR and PTMR, respectively), promising cardiovascular surgical and interventional cardiology procedures that are designed to create pathways for blood to reach oxygen-starved heart tissue in patients with coronary artery problems.

BREASTCARE PRODUCTS



    The Company is continuing development of a comprehensive approach to breast care. The Company's ABBI system incorporates a stereotactic table and the Company's ABBI biopsy device. The ABBI biopsy device combines wire localization with removal of a biopsy specimen. This system allows a one-step, minimally invasive process for breast biopsy, offering the surgeon increased accuracy and control, and helping hospitals reduce procedural and operating room costs. The one piece larger specimen (5 mm to 20 mm in diameter) obtained by the ABBI system aids in specimen orientation and diagnosis during pathology assessment, and facilitates physicians' decision making for improved results. The Company offers the stereotactic tables under a strategic alliance with Lorad, a unit of Trex Medical Corporation and a leading manufacturer of stereotactic equipment. The Company received FDA approval in the latter part of 1997 to market its MIBB minimally invasive breast biopsy device. MIBB permits doctors to remove multiple tissue samples as small as 2 mm in diameter using either stereotactic x-ray (the ABBI system) or 3-D ultrasound (the SONOPSY system) technology.



    The Company's SONOPSY system incorporates a proprietary breast compression device with an automated three-dimensional ultrasound scanner to accurately locate and biopsy suspicious lesions using MIBB or the Company's core needle biopsy products. The Company acquired the SONOPSY system during the latter part of 1997 in connection with its acquisition of NeoVision Corporation, with which it previously had a sales and marketing agreement. The Company expects to offer multiple versions of SONOPSY, including a version that integrates ABBI and SONOPSY so that the clinician can simultaneously image by ultrasound or x-ray for biopsy guidance, potentially increasing the number of lesions that can benefit from ABBI or MIBB biopsies. During the latter part of 1997, the Company enhanced its ultrasound technology capabilities by acquiring the assets of DRS Medical Systems, Inc., a developer and marketer of ultrasound systems for medical applications.



    In January 1998, the Company introduced its NAVIGATOR Gamma Guidance System. The NAVIGATOR System and the Company's LYMPHAZURIN Blue Dye are principal products designed for use by surgeons during a lymphatic mapping procedure. Current treatment standards for many cancer patients call for an Axiallary Lymph Node Dissection (ALND) in conjunction with resection of the primary tumor. In this procedure, up to 25 lymph nodes are harvested in order to obtain critical staging information. Due to the radical nature of this surgery, ALND is associated with a high degree of post-operative morbidity. Lymphatic mapping is a minimally invasive technique that allows the surgeon to harvest the sentinel (primary) lymph node from the affected nodal basin through a small incision. The NAVIGATOR System is used to track a radioactive mapping agent in the lymph node basin while the LYMPHAZURIN is used to dye the appropriate lymph nodes blue, thus aiding in the identification of the sentinel node. The procedure is designed to provide a less traumatic patient staging with lower morbidity and costs compared to the more radical ALND procedure. The lymphatic mapping procedure is currently being utilized for staging patients who have been diagnosed with malignant melanoma and breast cancer.



VALLEYLAB ACQUISITION



    In December 1997, the Company entered into an agreement with Pfizer Inc. to acquire Valleylab, the world's leading manufacturer of electrosurgical and ultrasound surgical products based in Boulder, Colorado and which has been in existence for over 30 years. The Valleylab acquisition, which is the largest acquisition in the Company's history, was completed in early 1998.



    Valleylab's products consist primarily of electrosurgical generators, pencils, accessories, and patient return pads. In addition, Valleylab's products include ultrasound cutting devices including generators, handpieces, tubing and titanium tips, and laparoscopic surgical devices. Electrocautery, which has been utilized since the 1920s, offers a safe, versatile and effective method to cut and coagulate tissue and is utilized in a broad range of surgical applications. Electrical current flows from the generator to the active electrode (an electrosurgical pencil or other surgical instrument) and then through the body tissue to the patient return pad where it is collected and returned to the generator. Ultrasonic aspiration systems use a combination of mechanical vibration and suction to selectively fragment tissue. An ultrasonic aspirator system consists of an ultrasonic generator, a handpiece and a single-use pack containing tubing and titanium tips. A transducer within the handpiece vibrates the hollow titanium tip at ultrasonic frequencies while suction is applied to the tip core. When applied to a surgical site, tissue with high water content is fragmented and aspirated. Valleylab is currently developing several additional products which use radio-frequency energy and are designed to improve clinical outcomes and reduce procedure cost and duration.



    The Valleylab acquisition constitutes a major milestone in the Company's strategy to grow through acquisition. The Company believes that Valleylab offers a major opportunity for the Company to acquire a leading medical device company with strong brand name recognition, an established customer base and demonstrated profitability. The Company believes that the Valleylab business provides substantial growth opportunities principally through innovative product upgrades, aggressive expansion of international sales through the Company's subsidiaries and international distributor network, and through Valleylab's substantial expertise and product development activities in women's health care and radiofrequency energy which will complement the Company's internal product development efforts in these areas.



OTHER PRODUCTS



    The Company is continuing development of its Radio Frequency Therapy ("RFT") system, a new technology for treating benign prostate hyperplasia ("BPH"), an enlargement of the prostate that constricts the urethra, making urination difficult and causing other bothersome symptoms. The most common procedure for BPH uses electrocautery to burn away prostate tissue. Although effective, the procedure requires general or spinal anesthesia, uncomfortable and confining post-operative catheterization and a four to six week recovery period. The procedure also has potentially serious side effects-- including impotence--and costs more than $8,000.



    RFT is completely automated and uses radio waves and a flexible scope, which most surgeons already own. The Company's system, combined with the scope, is designed to allow surgeons to perform the procedure in their offices using only local anesthesia and with shorter operating time. Patients should not require postoperative catheterization and should be able to resume normal activities in a few days. The RFT system will not only be better for the patient, but will offer the first truly cost-effective minimally invasive approach to BPH. It will be available outside the United States during the first half of 1998.



    The Company maintains an alliance with V.I. Technologies, Inc. and has obtained exclusive worldwide rights to market V.I. Technologies' human fibrin glue for wound healing applications. The product is a tissue adhesive, treated by a unique method to address viral transmission concerns, and is intended to be used during surgical procedures to augment or replace sutures or staples for wound closure. The Company also owns approximately 9% of the outstanding shares of Alexion Pharmaceuticals, Inc. which is traded on the Nasdaq System. The Company maintains an alliance with Alexion with respect to worldwide manufacturing and marketing rights to market Alexion's transgenetically engineered non-human cells, tissues and organs. The Company has certain options to fund Alexion's future research and development and pay royalties on any resulting product sales. During the latter part of 1997, the Company purchased additional equity, exclusive licensing rights and certain xenograft manufacturing assets from Alexion.


                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of Common Stock being offered by this Prospectus.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the Selling Stockholders' beneficial ownership of the Company's Common Stock as of the closing of the Transaction. Except as otherwise indicated in this Prospectus, the Selling Stockholders have not had a material relationship with the Company within the past three years other than as a result of the Transaction. The numbers set forth in the column "Shares Offered Hereby" below constitute all of the shares of Common Stock that the Selling Stockholders may distribute in the offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares and the table below assumes the sale of all shares of Common Stock received in the transaction and held by the Selling Stockholders. The shares of Common Stock offered hereby are being registered to permit public secondary trading of such shares, and the Selling Stockholders may offer such shares for resale from time to time. See "Plan of Distribution."


    On September 22, 1997, the Company issued 2,272,941 shares of Common Stock to the selling stockholders listed below (collectively, "Selling Stockholders") pursuant to the Transaction. Additional shares of Common Stock have been and may in the future be issued to the Selling Stockholders dependent upon the achievement of certain goals and under certain other payment provisions.



                                                                   SHARES OF COMMON                  SHARES OF COMMON
                                                                        STOCK                              STOCK
                                                                     BENEFICIALLY                      BENEFICIALLY
                                                                    OWNED PRIOR TO   SHARES OFFERED   OWNED AFTER THE
NAME OF SELLING STOCKHOLDER                                          THE OFFERING        HEREBY        OFFERING (1)
-----------------------------------------------------------------  ----------------  --------------  -----------------
Bruce Addis......................................................            151              151                0
Lourdes P. Aguda.................................................             29               29                0
Ellen Beaumont...................................................            124              124                0
Walter Blair.....................................................         94,840           94,840                0
John E. Bramfitt and Pamela I.
  Bramfitt, Co-Trustees FBO Bramfitt
  Family Trust U/A/D/ 01/20/93...................................         12,978           12,978                0
John H. Bunch....................................................            279              279                0
Jeffrey P. Callister.............................................         23,431           23,431                0
Cedar-Sinai Medical Center.......................................          3,548            3,548                0
Laura Dietch.....................................................          1,870            1,870                0
Catherine Diez-Luckie............................................         26,085           26,085                0
Neal Eigler......................................................        251,536          251,536                0
Hartmut & Maria Eysell, JT TEN...................................          1,120            1,120                0
Glenn K. Furata..................................................         30,605           30,505              100
Mark D. Milani, Trustee of Gabriela M. Hess Trust
  U/T/A/dated November 30, 1994..................................         22,447           22,447                0
Robert Hess and Rosemarie Hess, Trustees FBO Hess Family Trust
  U/A/D/ dated 8/3/89............................................        582,159          582,159                0
Mark D. Milani, Trustee of the Verona K. Hess 1994 Trust U/T/A/
  dated November 30, 1994........................................         22,447           22,447                0
William B. Hess..................................................          1,120            1,120                0
Jerome Jackson...................................................          8,171            8,171                0
Litvack-Curtis Children's Trust, Robert Harabedian, Trustee......         33,672           33,672                0
Frank Litvack....................................................        592,080          592,080                0
Judy Litvack Ravinsky............................................            371              371                0
Yoh Chie Lu......................................................          8,728            8,728                0
Paul McCormick...................................................         14,321           14,321                0
Nathan Ramaswami.................................................            111              111                0
Lisa Rauh........................................................             28               28                0

                                                                   SHARES OF COMMON                  SHARES OF COMMON
                                                                        STOCK                              STOCK
                                                                     BENEFICIALLY                      BENEFICIALLY
                                                                    OWNED PRIOR TO   SHARES OFFERED   OWNED AFTER THE
NAME OF SELLING STOCKHOLDER                                          THE OFFERING        HEREBY        OFFERING (1)
-----------------------------------------------------------------  ----------------  --------------  -----------------
Nancy Shanley....................................................            934              934                0
Fred Zuber.......................................................            242              242                0
Fukuda Denshi Co., Ltd...........................................        125,353          125,353                0
Arnhold & S. Bleichroeder, Inc. (for Michelle Drasher)...........            801              801                0
Arnhold & S. Bleichroeder, Inc. (for First Eagle Fund, NV).......         36,077           36,077                0
Arnhold & S. Bleichroeder, Inc. (for Gary Furham)................          4,007            4,007                0
Arnhold & S. Bleichroeder, Inc. (for Harold Levy)................          4,007            4,007                0
Stephen Aiello...................................................            599              599                0
AS Fansea........................................................            399              399                0
Howard Berlin....................................................          3,005            3,005                0
John Bohan.......................................................            399              399                0
David L. Cohen...................................................          3,206            3,206                0
Bryan C. Donohue, M.D............................................          3,935            3,935                0
Michael Dovey....................................................          1,001            1,001                0
Paine Webber in Trust of the Jonathan Edelson IRA................            801              801                0
Evelin Eigler, Trustee of Seldon Baker Trust.....................          1,000            1,000                0
Stuart M. Essig..................................................          1,001            1,001                0
John S. Geis.....................................................          4,007            4,007                0
Claudio Gibelli..................................................          2,002            2,002                0
GSAM Oracle Fund, Inc............................................         24,051           24,051                0
Hare & Co........................................................         26,055           26,055                0
William M. Helvey, M.D...........................................          1,001            1,001                0
John B. Henneman, III............................................            399              399                0
Steven Hochberg..................................................            801              801                0
Hoegh Invest AS..................................................          2,604            2,604                0
Alice Jack.......................................................          1,001            1,001                0
Earl L. and Julia Ender Jackson as Community Property............          1,001            1,001                0
FBO Ronald P. Karlsberg Cardiovascular Group of Southern
  California 401(k) Profit Sharing Plan DTD 1/1/89...............            899              599              300
Gerald T. Keusch.................................................            599              599                0
Kurt H. Kruger...................................................            801              801                0
Jack Litvack, Cyst Investment Corp...............................          3,001            1,001            2,000
Patrick A. McBrayer..............................................            399              399                0
J. Casey McGlynn.................................................            159              159                0
David Moyne......................................................            801              801                0
David B. Musket..................................................          5,731            5,731                0
Cowen & Co., Custodian FBO David B. Musket SEP IRA...............            901              901                0
August J. Neudecker..............................................          4,007            4,007                0
Och-Ziff Capital Management, L.P.................................         30,064           30,064                0
Daniel P. Paduano................................................          3,005            3,005                0
Munro W. Pitt....................................................            600              600                0
ProMed Partners, L.P.............................................         13,527           13,527                0
Prudential Securities C/F Colin Morris
  A/C AA-R54811..................................................          2,003            2,003                0
Randall Rose.....................................................         16,034           16,034                0

                                                                   SHARES OF COMMON                  SHARES OF COMMON
                                                                        STOCK                              STOCK
                                                                     BENEFICIALLY                      BENEFICIALLY
                                                                    OWNED PRIOR TO   SHARES OFFERED   OWNED AFTER THE
NAME OF SELLING STOCKHOLDER                                          THE OFFERING        HEREBY        OFFERING (1)
-----------------------------------------------------------------  ----------------  --------------  -----------------
Clinton T. Rubin (SUNY--Stony Brook).............................            399              399                0
J. Curt Schnackenberg............................................          1,001            1,001                0
Lorraine A. Schwarz..............................................          1,001            1,001                0
Dieter Stoeckel..................................................            559              359              200
Lawrence J. Tedesco, Sr..........................................            439              439                0
The Travelers Indemnity Company..................................         44,093           44,093                0
The Travelers Insurance Company..................................         85,182           85,182                0
The Travelers Life and Annuity Company...........................          5,009            5,009                0
The Phoenix Insurance Company....................................          6,011            6,011                0
Westfield Performance Fund, L.P..................................         20,042           20,042                0
WS Investment Company 96A........................................          1,441            1,441                0
James Whiting....................................................            536              536                0
Wilson, Sonini, Goodrich & Rosati Profit Sharing Plan, Mario M.
  Rosati and Douglas M. Laurice, Trustees, FBO J. Casey
  McGlynn........................................................            399              399                0
Federico Gutierrez...............................................            163              163                0
David B. Modesitt................................................          1,306            1,306                0
Sheldon King.....................................................          4,297            4,297                0
Martin Leon, M.D.................................................          7,162            7,162                0
Paul Teirstein, M.D..............................................          8,127            8,127                0
Wood Grundy (London) Ltd.........................................            111              111                0
Ashtree Corporation..............................................          1,795            1,795                0
Jim Lane.........................................................          1,795            1,795                0
PaineWebber Inc., as custodian of the IRA account of
  Jason F. Fensterstock..........................................          1,076            1,076                0
PaineWebber Inc., as custodian of the IRA account of
  Joyce Fensterstock.............................................          1,795            1,795                0
PaineWebber Inc., as custodian of the IRA account of
  Blair Fensterstock.............................................            897              897                0
Richard Yancy....................................................            897              897                0
Stephen Case.....................................................            897              897                0
Brad Stephens....................................................            537              537                0
Edward Kosinski..................................................          1,795            1,795                0
Janet Tweed-Arkush...............................................            537              537                0
Gary Schonwald...................................................            897              897                0
JIBJEB Partners..................................................            897              897                0
John Friedman....................................................          2,104            2,104                0
Steven Casey.....................................................            470              470                0
Khalid Quadir....................................................             74               74                0
Edward Casey.....................................................            537              537                0
Auldgate Investments.............................................          4,192            4,192                0


------------------------

(1) Assumes sale of all shares of Common Stock offered hereby and no other purchases or sales of Common Stock. See "Plan of Distribution."

    The Company and the Selling Stockholders have agreed to indemnify each other against certain civil liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

    The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in ordinary brokerage transactions on the New York Stock Exchange or other exchanges at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the respective Selling Stockholders. In addition, the Selling Stockholders may sell the Common Stock through or to brokers or dealers in the over-the-counter market, or through underwriters. At the time a particular offer of shares of Common Stock is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

    In connection with any transaction involving the shares of Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time (which compensation may be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

    Any or all of the sales or other transaction involving the shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares of Common Stock offered hereby that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus.

    In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The Selling Stockholders and any person engaged in the distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of Common Stock offered hereby by the Selling Stockholders.

    The Company will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Common Stock offered hereby have been passed upon for the Company by Thomas R. Bremer, Senior Vice President and General Counsel, USSC, 150 Glover Avenue, Norwalk, Connecticut 06856. Mr. Bremer beneficially owns, or has rights to acquire pursuant to the Company's employee benefit plans, an aggregate of less than 1% of the outstanding Common Stock of the Company.

                                    EXPERTS


    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined financial statements of Valleylab, a Business of Pfizer Inc., as of December 31, 1997, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.....................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     2
RISK FACTORS..............................................................     3
BUSINESS OF USSC..........................................................     5
USE OF PROCEEDS...........................................................     7
SELLING STOCKHOLDERS......................................................     7
PLAN OF DISTRIBUTION......................................................    10
LEGAL MATTERS.............................................................    11
EXPERTS...................................................................    11


                             UNITED STATES SURGICAL
                                  CORPORATION


                                2,270,341 SHARES


                                  COMMON STOCK

                           (PAR VALUE $.10 PER SHARE)

                             ---------------------


                                   PROSPECTUS



                                 MARCH 18, 1998


                            ------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be incurred in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

Registration Fee................................................................  $42,424.24
Printing and Engraving Expenses.................................................     500.00
NYSE Fee........................................................................   8,750.00
Accounting Fees and Expenses....................................................  10,000.00
Legal Fees and Expenses.........................................................   5,000.00
Miscellaneous...................................................................   1,000.00
                                                                                  ---------
Total...........................................................................  $67,674.24
                                                                                  ---------
                                                                                  ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subject to certain procedures and limitations set forth therein, the Delaware General Corporation law permits the Company to indemnify any person against expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding in which such person was, is, or is threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-laws generally state that the Company's officers, directors, employees and agents shall be provided the indemnification permitted under the Delaware statute.

    The Company maintains a directors and officers liability insurance policy which provides for the payment of certain liabilities and expenses and for reimbursement to the Company of indemnification payments made by the Company to its officers and directors.

ITEM 16. EXHIBITS.


  EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
---------------  -----------------------------------------------------------------------------------------------------

          (5)    Opinion of Thomas R. Bremer.*
         (15)    Letter re Unaudited Interim Financial Information.*

         (23)(a) Consent of Deloitte & Touche LLP--Filed herewith.

             (b) Consent of Thomas R. Bremer--Included in Exhibit 5.*
             (c) Consent of KPMG Peat Marwick LLP--Filed herewith.

         (24)    Powers of Attorney.*


------------------------


*   Previously filed.

ITEM 17. UNDERTAKINGS.

    (a) The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10 (a) (3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;


        (2) That, for the purpose for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on March 17, 1998.



                                UNITED STATES SURGICAL CORPORATION
                                (Registrant)

                                By:             /s/ THOMAS R. BREMER
                                     -----------------------------------------
                                                  Thomas R. Bremer
                                             SENIOR VICE PRESIDENT AND
                                                  GENERAL COUNSEL



    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
     /s/ LEON C. HIRSCH*          Chief Executive Officer
------------------------------    and Director (Principal     March 17, 1998
        Leon C. Hirsch            Executive Officer)

     /s/ JULIE K. BLAKE*
------------------------------  Director                      March 17, 1998
        Julie K. Blake

  /s/ JOHN A. BOGARDUS, JR.*
------------------------------  Director                      March 17, 1998
    John A. Bogardus, Jr.

    /s/ THOMAS R. BREMER*
------------------------------  Director                      March 17, 1998
       Thomas R. Bremer

      /s/ TURI JOSEFSEN*
------------------------------  Director                      March 17, 1998
        Turi Josefsen

     /s/ DOUGLAS L. KING*
------------------------------  Director                      March 17, 1998
       Douglas L. King

------------------------------  Director                      March   , 1998
       Robert A. Knarr

     /s/ WILLIAM F. MAY*
------------------------------  Director                      March 17, 1998
        William F. May

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ JAMES R. MELLOR*
------------------------------  Director                      March 17, 1998
       James R. Mellor
    /s/ BARRY D. ROMERIL*
------------------------------  Director                      March 17, 1998
       Barry D. Romeril
  /s/ HOWARD M. ROSENKRANTZ*
------------------------------  Director                      March 17, 1998
    Howard M. Rosenkrantz
    /s/ MARIANNE SCIPIONE*
------------------------------  Director                      March 17, 1998
      Marianne Scipione
     /s/ JOHN R. SILBER*
------------------------------  Director                      March 17, 1998
        John R. Silber
                                Senior Vice President and
   /s/ RICHARD A. DOUVILLE*       Chief Financial Officer
------------------------------    (Principal Financial        March 17, 1998
     Richard A. Douville          Officer)
    /s/ JOSEPH C. SCHERPF*      Vice President and
------------------------------    Controller (Principal       March 17, 1998
      Joseph C. Scherpf           Accounting Officer)




                       /s/ THOMAS R. BREMER
           --------------------------------------------
                         Thomas R. Bremer,
*By:                    (ATTORNEY IN FACT)

                                 EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

       (5)   Opinion of Thomas R. Bremer.*

      (15)   Letter re Unaudited Interim Financial Information.*

   (23)(a)   Consent of Deloitte & Touche LLP--Filed herewith.

       (b)   Consent of Thomas R. Bremer--Included in Exhibit 5.*

       (c)   Consent of KPMG Peat Marwick LLP--Filed herewith.

      (24)   Powers of Attorney.*


------------------------


*   Previously filed.